EXHIBIT 10.26


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 11th day of November, 1999, by and between PROXYMED, INC. ("Company") and JOHN
B. OKKERSE, JR., PH.D., residing at 15703 Mifflin Court, Tampa, Florida 33647("Employee").

         WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to employ the Employee and the Employee is willing to accept employment by the Company.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

         1. TERM. The term of this Agreement shall commence on December 1, 1999 (the "Effective Date"), and shall continue for three years until November 30, 2002 (hereafter the "Term), and shall be automatically extended from year to year thereafter unless (i) terminated by the Company by delivery of not less than ninety (90) days written notice to Employee prior to the end of the initial Term or any extension thereof, in which case the employment of Employee shall terminate on the date specified for termination in such notice, or (ii) terminated by Employee by delivery of not less than thirty (30) days written notice to the Company, in which case the employment of Employee shall terminate on the date which is thirty (30) days following the date notice is received by the Company.

         2. POSITION; DUTIES; LOYALTY.

                  (a) POSITION. Employee will be employed as Chief Executive Officer by the Company and shall render exclusive service to the Company as an employee pursuant to the terms, provisions and conditions hereinafter set forth. Employee will also be appointed as a member of the Board of Directors of the Company effective upon the Effective Date of this Agreement, and thereafter as long as Employee continues as the Chief Executive Officer of the Company, he will be nominated by the Board of Directors in accordance with the Company's Bylaws to serve as a director, subject to election by the Shareholders of the Company.

                  (b) DUTIES. Employee shall be employed by the Company on a full-time exclusive basis. Employee shall perform the duties and have the authority and responsibilities customarily accompanying a chief executive officer and shall report directly to the Board of Directors of the Company.

                  (c) LOYALTY. Employee shall devote the full time required for this position and shall give his best efforts to the business of the Company and the performance of the duties and obligations as Chief Executive Officer of the Company. Employee shall not, directly or indirectly, alone, or as a partner, officer, director or shareholder of any other institution, be engaged in any other commercial or business activities whatsoever, or continue or assume any other corporate affiliations without the prior written consent of the Board of Directors of the Company, which consent shall not be unreasonably withheld, except for (i) passive investments,

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(ii) minimal time utilized for charitable activities, and (iii) minimal time utilized for business activities that do not compete with the business of the Company or its subsidiaries.

         3. COMPENSATION AND EXPENSES.

                  (a) SALARY. In consideration for the services rendered by the Employee under this Agreement, the Company shall pay the Employee a monthly base salary of $16,666.67 (the "Base Salary") in accordance with the Company's customary payroll practices, plus a $800 per month car allowance, subject to federal and state taxes, if any.

                  (b) ADDITIONAL COMPENSATION. As a further incentive and inducement to the Employee to accept employment by the Company and to devote his best efforts to the business and affairs of the Company, the Employee shall be entitled to such bonuses that may be awarded from time to time by the Compensation Committee or the Board of Directors of the Company, and to participate in any stock option or bonus plans which the Company may now have or in the future develop. Employee shall have the opportunity to earn an additional cash bonus targeted to be at least $200,000 each year, upon meeting certain performance criteria to be agreed upon by Employee and the Compensation Committee or Board of Directors of the Company.

                  (c) OPTIONS. Employee will receive a stock option agreement for a ten (10) year term to purchase up to 300,000 shares of the Company's common stock at its fair market value defined as the price at which common stock is reported to have traded on the NASDAQ System at the close of business on the day Employee first reports for work. The options will vest over a three (3) year period as follows:100,000 on the first anniversary of Employee's employment, 100,000 on the second anniversary of Employee's employment, and 100,000 on the day before the third anniversary of Employee's employment. The options will be as granted as new hire, restricted, non qualified options and will vest upon a "change of control" as defined in the Company's 1999 Stock Option Agreement.

                  (d) BUSINESS EXPENSES. Company shall promptly pay or reimburse the Employee for all reasonable business expenses actually incurred or paid by the Employee in the performance of his services hereunder in accordance with the policies and procedures of the Company for the reimbursement of business expenses for its senior level executives, provided that the Employee properly accounts therefor in accordance with the Company's policy.

                  (e) TAX WITHHOLDING. The Company shall have the right to deduct or withhold from the compensation due Employee hereunder any and all sums required for Federal income and social security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

                  (f) LIVING AND RELOCATION EXPENSES. During the first twenty-four (24) months of this Agreement, the Company shall pay Employee all reasonable, necessary and actual costs for Employee's living and relocation expenses, including actual moving expenses, travel expenses for Employee and Employee's spouse to look for housing, apartment rental expenses in Ft. Lauderdale until Employee relocates, broker's commissions and closing costs, including attorneys fees, points and associated costs on the sale of Employee's house, as well as grossing up any such expenses taxable to Employee. However, Employee agrees that in no event shall Company be obligated to pay Employee for any living or relocation expenses, including any

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gross up, more than $50,000. All such living and relocation expenses together with proper receipts shall be submitted to the Company for its prior approval before any such reimbursements.

         4. BENEFITS.

                  (a) VACATION. Employee shall be entitled to four (4) weeks of vacation with pay in the first year of his employment, and thereafter. Vacation not taken during a calendar year does not accrue unless approved in writing by the Company. Employee shall not be entitled to receive any additional compensation from the Company on account of his failure to take a vacation.

                  (b) PARTICIPATION IN BENEFIT PLANS. Employee shall be entitled to participate in whatever benefit plans (excluding health insurance) that are extended to all executives of the Company, on the same terms that such benefits are so extended. Employee will be responsible for providing and paying for his own and his family's health insurance coverage. The Company shall not be obligated to maintain any special or additional plans for Employee's benefit. Employee shall also be entitled to participate in benefit plans extended to other senior executives of the Company.

         5. TERMINATION.

                  (a) TERMINATION WITHOUT CAUSE; DEATH; DISABILITY. In the event of Employee's Disability (as defined herein), this Agreement may be terminated at the election of the Company. Upon termination for death or Disability, Employee or his/her beneficiary or estate or legal representative shall be entitled to receive the amounts payable under Section 5(c). For purposes of this Agreement, "Disability" is defined to mean the inability of Employee due to illness or physical or mental infirmity (as determined by a physician selected by Employee and acceptable to the Company) to perform his duties hereunder on a basis for six consecutive months with reasonable accommodation by the Company.

                  (b) TERMINATION FOR CAUSE. The Company may terminate Employee's employment hereunder for "cause", effective immediately upon giving written notice thereof. For purposes of this Agreement, the term "cause" shall be limited to (i) conviction of a felony or of any crime involving fraud or misrepresentation; (ii) the continued failure by Employee to substantially perform his duties to the Company after receipt of written notice from the Board of Directors specifying any action or inaction by Employee which is deemed by the Company to constitute a failure to perform his duties hereunder with suggestions, where feasible, as to how Employee may remedy such failure, and Employee has failed to substantially correct or commenced demonstrable actions to substantially correct the unsatisfactory performance within thirty (30) days of such notice; (iii) Employee's gross negligence or willful misconduct which is materially injurious to the Company, monetarily or otherwise; (iv) proven dishonesty affecting the Company; (v) excessive use of alcohol or illegal drugs interfering with the performance of Employee's duties and the continuance thereof after thirty (30) days' written warning; or (vi) any material breach by Employee of the Company's policies or of the covenants contained in Section 6 of this Agreement regarding confidentiality after receipt of written notice from the Board of Directors specifying any action or inaction by Employee which is deemed by the Company to constitute a material breach with suggestions, where feasible, as to how Employee may remedy such failure, and Employee has failed to substantially correct or commenced demonstrable

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actions to substantially correct the material breach within thirty (30) days of such notice. For purposes of the paragraph, no act or failure to act on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. If at any time the Company shall determine that Employee has engaged in one or more activities constituting "cause" for termination hereunder, Employee's employment shall be terminated for cause. Company shall pay Employee his full Base Salary through the date of termination at the then current rate (including any applicable bonus and accrued vacation pay), and all stock options, if any, which have become vested and exercisable on or before the date of termination shall remain exercisable for such period of time specified as in Employee's Stock Option Agreement(s). Company shall then have no further obligations to Employee.

                  (c) PAYMENT UPON TERMINATION WITHOUT CAUSE. In the event of termination without cause, Employee shall be given ninety (90) days prior written notice. Employee shall execute a full and complete release of any and all claims against the Company in a form satisfactory to the Company, in which event Employee (or his estate) shall be entitled to severance pay of (i) an amount equal to Employee's Base Salary on the date of termination for nine(9) months commencing on the date of termination payable in accordance with the Company's customary payroll practices, plus (ii) a pro rata portion of any bonus compensation which would have been paid to Employee under any bonus plan which is adopted by the Company's Compensation Committee or Board of Directors in such year if the Company and Employee had met the targeted goals to the date of termination, plus (iii) the continuation of all benefit (including, without limitation, any insurance plans at no additional expense to the Employee) for nine (9) months after termination, plus (iv) any remaining unvested options shall vest. A termination pursuant to Section 1 above or a termination due to the voluntary resignation of Employee shall not be deemed to be a termination without cause under this Section or a termination for Good Reason under Section 5(f) or subject to this Section 5(c).

                  (d) ACCELERATION. If the Company defaults in the payment of any amounts owed hereunder to Employee following written notice by Employee and fails to cure such default within ten days from the date of such notice, Employee shall be entitled to accelerate the entire amount due hereunder. The Company shall have the opportunity to cure a monetary default one time after which time, if another default occurs, Employee shall be entitled to accelerate the entire amount due hereunder upon written notice by Employee without affording the Company an opportunity to cure.

                  (e) RETURN OF COMPANY PROPERTY. Upon notice of termination by the Company or resignation by Employee, Employee shall immediately return to the Company all property of the Company in Employee's possession, including Confidential Information (as defined below). Employee acknowledges that the Company may withhold any compensation and benefits owed to Employee hereunder until all such property is returned.

                  (f) EMPLOYEE TERMINATION FOR GOOD REASON. Employee may terminate this Agreement for Good Reason by giving Company ninety (90) days' prior written notice. Good Reason means: (i) the assignment of any duties inconsistent in any respect with Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities hereunder, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose as isolated,

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insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice from Employee; and (ii) any reduction of Employee's Base Salary or the failure by the Company to provide Employee with an incentive compensation program and health and the benefits hereunder no less favorable than the benefits Employee was entitled to hereunder. In such event, Employee's termination shall be treated as a termination without cause, and he shall be entitled to the payments enumerated in Section 5(c) above.

                  (g) MITIGATION. If Employee becomes entitled to compensation pursuant to Section 5(c) or 5(f) above, Employee shall use reasonable efforts to seek other employment; provided, however, that he shall not be required to accept a position of less importance or dignity or of a substantially different character than the position held as of the date of termination or a position that could require Employee to engage in activity in violation of the non-competition provisions of Section 6 hereof nor shall he be required to accept a position outside South Florida. The amount of any cash compensation paid or payable from any such employment shall be reported to the Company on a monthly basis and such amount shall be credited against amounts otherwise payable by the Company to Employee under Sections 5(c) or 5(f) above. Other than as provided in this Section 5(g), Employee shall have no duty to mitigate the amount of any payment provided for in this Agreement.

         6. COVENANTS OF EMPLOYEE.


                  (a) Employee agrees that during the Term and for eighteen (18) months following a termination of employment for any reason, he will not, directly or indirectly, engage, assist or participate in, whether as a director, officer, executive, agent, manager, consultant to vendors/sellers (but may consult to end users/purchasers), partner, owner or independent contractor or other participant, in any line of business which is the same as the Company or any of its subsidiaries are engaged in as of the termination of this Agreement without the written consent of the Company. Employee and Company agree that this clause is to protect the interests of the Company while at the same time allowing the Employee to pursue gainful employment with any other company Employee so chooses, so long as such Employee does not, within the relevant time period herein, engage in any line of business that directly competes with any line of business engaged in by the Company or any of its subsidiaries as of the date Employee terminates his employment with Company. Nothing contained herein shall prevent Employee from acquiring less than 1% of any class of securities of any company that competes with the Company that has any of its securities listed on a national securities exchange or traded in the over-the-counter market, provided Employee remains a passive investor.

                  (b) Employee agrees that during the Term and for eighteen (18) months after the termination of employment for any reason, he will not, directly or indirectly, without the prior written consent of the Company, induce or solicit any person employed or hereafter employed by the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries or solicit, recruit, hire or attempt to solicit, recruit or hire any person employed by the Company. Further, Employee agrees that for a period of one year after the termination of this Agreement, he will not, directly or indirectly, without the prior written consent of the Company, solicit, divert away, take away, or attempt to take away any customer of the Company who was a customer which Employee had, alone or in conjunction with others, served, solicited or had material contacts with during his employment with the Company. Regarding the latter sentence, Company and Employee agree that Employee may contact and do business with those customers,

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however during the relevant time period, he may not solicit or sell them any product or service in the lines of business that were the same as then being offered by the Company or any of its subsidiaries as of the termination of employee's employment.

                  (c) Employee agrees and acknowledges the he will disclose promptly to the Company every discovery, improvement and invention made, conceived or developed by Employee during the entire period of employment (whether or not during working hours) which discoveries, improvements, or inventions are capable of use in any way in connection with the business of Company. To the fullest extent permitted by law, all such discoveries, inventions and improvements will be deemed works made for hire. Employee grants and agrees to convey to Company or its nominee the entire right, title and interest, domestic and foreign, which he may have in such discoveries, improvements or inventions, or a lesser interest therein, at the option of Company. Employee further agrees to promptly, upon request, sign all applications for patents, copyrights, assignments and other appropriate documents, and to perform all acts and to do all things necessary and appropriate to carry out the intent of this section, whether on not I am still an employee of the Company at the time of such requests.

                  (d) Employee agrees and acknowledges that the Confidential Information of the Company and its subsidiaries (as hereinafter defined) is valuable, special and unique to its business, that such business depends on such Confidential Information, and that the Company wishes to protect such Confidential Information by keeping it confidential for the use and benefit of the Company. Based on the foregoing, Employee agrees to undertake the following obligations with respect to such Confidential Information.

                  (i) Employee agrees to keep any and all Confidential Information in trust for the use and benefit of the Company;

                  (ii) Employee agrees that, except as required by Employee's duties or authorized in writing by the Company and its subsidiaries, he will not at any time after the termination of his employment with the Company and its subsidiaries, disclose, directly or indirectly, any Confidential Information of the Company or any of its subsidiaries. except as maybe required by applicable law or court order, in which case Employee shall promptly notify Company so as to allow it to seek a protective order if it so elects;

                  (iii) Employee agrees to take all reasonable steps necessary, or reasonably requested by the Company or its subsidiaries, to ensure that all Confidential Information of the Company is kept confidential in accordance with the Company's policies and applicable law; and

                  (iv) Employee agrees that, upon termination of his employment by the Company or any of its subsidiaries or at any other time the Company may in writing so request, he will promptly deliver to the Company all materials constituting Confidential Information (including all copies thereof) that are in the possession of or under the control of Employee. Employee further agrees that, if requested by the Company to return any Confidential Information pursuant to this Subsection
         (iv), he will not make or retain any copy or extract from such materials.

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                  For the purposes of this Section 6(d), Confidential
Information means any and all information developed by or for the Company or any of its subsidiaries of which Employee gained knowledge by reason of his employment by the Company or any of its subsidiaries prior to the date hereof or during his employment that is not generally known in any industry in which the Company or its subsidiaries is or may become engaged, but does not apply to information which is generally known to the public or the trade, unless such knowledge results from an unauthorized disclosure by Employee. Confidential Information includes, but is not limited to, any and all information developed by or for the Company concerning plans, marketing and sales methods, materials, processes, business forms, procedures, devices used by the Company, its subsidiaries, suppliers and customers with which the Company had dealt with prior to Employee's termination of employment with the Company and its subsidiaries, plans for development of new products, services and expansion into new areas or markets, internal operations, and any trade secrets, proprietary information of any type owned by the Company and its subsidiaries, together with all written, graphic and other materials relating to all or any part of the same. Employee acknowledges that the programs and documentation developed in connection with Employee's employment with the Company shall be the exclusive property of the Company, and that the Company shall retain all right, title and interest in such materials, including without limitation patent and copyright interests. Nothing herein shall be construed as a license from the Company to make, use, sell or copy any inventions, ideas, trade secrets, trademarks, copyrightable works, or other intellectual property of the Company during the term of this Agreement or subsequent to its termination.

                  (e) Employee confirms that he is not bound by the terms of any agreement with any previous employer or other party which restricts in any way his use or disclosure of confidential information or his engagement in any business, except as Employee may disclose in a separate schedule attached to this Agreement prior to Company's and Employee's execution of this Agreement. Further, Employee represents that he has delivered to the Company prior to executing this Agreement true and complete copies of any agreements disclosed on such attached schedule. Employee represents to the Company that upon his execution of this Agreement, his employment with the Company and the performance of his duties for the Company will not violate any obligations Employee may have to any such previous employer or other party. In any work for the Company, Employee will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

                  (g) INJUNCTIVE RELIEF.

                  (i) Employee acknowledges and agrees that the covenants and obligations contained in this Section 6 relate to special, unique and extraordinary matters and that a violation of any of the terms of this Section will cause the Company irreparable injury for which adequate remedies at law are not available. Therefore, Employee agrees that the Company shall be entitled (without having to post a bond or other surety) to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining the Employee from committing any violation of the covenants and obligations set forth in this Section 6.

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                  (ii) The Company's rights and remedies under this Section are cumulative and are in addition to any other rights and remedies the Company may have pursuant to the specific provisions of this Agreement and at law or in equity.

         7. MISCELLANEOUS.

                  (a) ATTORNEY'S FEES. In the event a proceeding is brought to enforce or interpret any part of this Agreement or the rights or obligations of any party to this Agreement, each party shall pay its own fees and expenses, including reasonable attorney fees.

                  (b) SUCCESSORS AND ASSIGNS. This Agreement and the benefits hereunder are personal to the Company and are not assignable or transferable by the Employee without the written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and the Employee and the Employee's heirs and legal representatives, and the Company's successors and assigns.

                  (c) GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Florida, without regard to the application of principles of conflict of laws.

                  (d) NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by overnight mail or by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement addressed to the Company at its then principal office, as notified to Employee, or to the Employee at his address specified in the Company's personnel records, or to either party at such other address or addresses as he or it may from time to time specify for such purposes. All notices and communications shall be deemed to have been received on the date of delivery.

                  (e) MODIFICATION; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a duly authorized officer of the Company and is agreed to in a writing signed by the Employee and such officer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                  (f) COMPLETE UNDERSTANDING. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

                  (g) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

                  (h) VALIDITY. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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                  (i) SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and if any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

                  (j) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  (k) ARBITRATION. Except for disputes relating to Section 6 of this Agreement, any and all disputes or controversies that shall arise under or in connection with this Agreement or in any other way related to Employee's employment by the Company, including termination of employment, shall be submitted to a panel of three arbitrators under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The parties hereby acknowledge that the Federal Arbitration Act takes precedence over any state arbitration statutes, rules and regulations. Each of the arbitrators shall be qualified and experienced in employment related matters with at least one arbitrator being a licensed attorney. The arbitrators must base their determination solely on the terms and conditions of this Agreement and the law in the State of Florida. The arbitrators shall have the authority to award any remedies that a court may order or grant, except that they will have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Arbitration shall be held either in Broward County or Dade County, Florida, and the parties hereby agree to accept service of process at the address above written and in the personal jurisdiction and venue as set out herein. Both parties expressly covenant and agree to be bound by the decision of the arbitrators as the final determination of the matter in dispute. Judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof. Each party shall pay its own attorney fees and costs.

                  (l) INDEMNIFICATION. In accordance with the Company's Articles and Bylaws, the Company agrees to defend, indemnify and hold harmless the Employee ("Indemnified Party") for acts in his capacity as Employee to the fullest extent permitted by Florida corporate law at the present time (or as such right of indemnity may be increased in the future) including in particular and without limitation with respect to the execution and delivery of this Agreement or Employee's accepting employment with the Company. The Company agrees to reimburse the Indemnified Party in advance for any costs of defending any action or investigation (including reasonable attorneys' fees and expenses) regarding Employee's performance of his duties under this Agreement, subject to an undertaking from the Indemnified Party to repay the Company if the Indemnified Party is determined not to be entitled to such indemnity by a court of competent jurisdiction; provided that, the Company shall first have the opportunity to defend Employee so long as counsel hired by the Company does not have a conflict with representation of both the Company and the Employee and Employee approves of such counsel. Notwithstanding the foregoing, the Company shall not be required to advance expenses for the defense of Employee for any causes of action that relate to activities of Employee that the Company in good faith determines are outside of the scope of the duties required of Employee under this Agreement and

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not related to the execution and delivery of this Agreement or Employee's accepting employment with the Company, including without limitation, for causes of action such as sexual harassment, torts, etc.

                  (m) Sections 5(a) and 5(c); 6 and 7 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

COMPANY:

PROXYMED, INC.,                                EMPLOYEE:
a Florida corporation

By: /s/ HAROLD BLUE                            /s/ JOHN B. OKKERSE, JR.
   -----------------------------------         ---------------------------------
   Harold Blue, Chairman and C.E.O.            John B. Okkerse, Jr., Ph.D.

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